Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential.]

Master Supply Agreement

This Master Supply Agreement is entered into as of January 29, 2025 (the “Effective Date”) by and between Sonoma Pharmaceuticals, Inc., a Delaware corporation having a place of business at 5445 Conestoga Court, Suite 150, Boulder, Colorado 80301 (“Supplier”), and Wellspring Pharmaceutical Corporation, a Delaware corporation, having a place of business at 5911 N. Honore Ave, Suite 211, Sarasota, Florida 34243 (“Distributor”).

Whereas, Supplier manufactures certain products based on the Proprietary Rights (as such term is defined below) and subject to the Label Claims as approved by the Government Authorities, which it is willing to supply to Distributor on the terms and subject to the conditions of this Agreement;

Whereas, as between Distributor and Supplier, all right, title and interest in and to Supplier’s Proprietary Rights (as such term is defined below) related to the Products and Supplier’s business remains with Supplier;

Whereas, Distributor wishes to obtain from Supplier rights to distribute the Products in the Territory through the Channels (as such term is defined below);

Now, Therefore, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties mutually agree as follows:

1. Definitions.

“Affiliate” means, with respect to any person or entity (a) any other person or corporation directly or indirectly controlling, controlled by, or under common control with a Party to this Agreement, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement but in each case only for so long as such ownership or control shall continue. For purposes of this definition, the term “control” as applied to any person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that person or entity, whether through ownership of voting securities or otherwise.

“Agreement” means this Master Supply Agreement, as amended from time to time by both parties.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the United States of America for the transaction of normal banking business.

“Channels” means the channels identified on the respective Attachment A.

“Distribution Rights” shall have the meaning assigned to it under Section 2.1 of this Agreement.

“Effective Date” has the meaning ascribed thereto in the preamble.

“Field” means the fields identified on the on the respective Attachment A. Additional Fields may be added by mutual written agreement of the Parties.

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“Government Authority” means any federal, state or public authority, exercising governmental powers and having jurisdiction in connection with this Agreement; and all statutes, laws, ordinances, regulations, orders, decrees, permits, licenses, approvals, writs, process and rules issued thereby that may operate in connection with this Agreement in the Territory.

“Initial Term” shall have the meaning set forth in Section 10.1.

“Label Claims” means the label claims obtained for a Product and instructions for use as approved by the Government Authority or the Food and Drug Administration.

“Marketing Authorization” means the permit, authorization and/or license for the Products issued by the relevant health authorities in the Territory, the underlying applications thereto, and any supplements and amendments to such Government Authorizations that authorize the holder of such license to market and sell the Products in the Territory.

“Party” shall mean each of Supplier and Distributor.

“Permitted Use” means use in accordance with applicable Label Claims.

“Patents” means the patent(s) owned by Supplier.

“Patent Applications” means the patent application(s) filed by Supplier.

“Proprietary Rights” means the Trade Names, Trademark(s), Trademark Application(s), Patent(s), Patent Application(s), copyrights, trade secret rights and all other intellectual and industrial property rights of any sort related to the Product and Supplier’s business.

“Product” (or “Products”) means the products identified on the respective Attachment A. The Parties agree that they may, from time to time and by mutual written agreement, include new Products in Attachment A; provided, however, that pricing must be agreed to by the Parties before adding any new Product to such Attachment A.

“Purchase Price” shall have the meaning assigned to it under Section 4.2 of this Agreement.

“Recall” shall have the meaning assigned to it under Section 7.3 of this Agreement.

“Subdistributor” means any third party appointed to act for Distributor in promoting, marketing, selling and distributing the Products in the Territory for the Permitted Use as permitted under Section 2.2 hereof.

‘Term” means the Initial Term and any extension thereof pursuant to Section 10.1 hereof.

“Territory” means the United States.

“Trademark(s)” means the trademark application(s) filed by Supplier, any derivatives thereof, any other symbols related to the Products and all goodwill associated therewith.

“Trade Names” means any name under which Supplier markets a product or service or that Supplier uses in connection with its business.

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2. Distribution Rights.

2.1 Exclusivity. On the terms and subject to the conditions of this Agreement, Supplier hereby appoints Distributor, and Distributor hereby accepts appointment as Supplier’s exclusive distributor of the Products through the Channels in the Field in the Territory for sale for the Permitted Use (the “Distribution Rights”). Supplier acknowledges that, for the Term of the Agreement, it will be prevented from, directly or indirectly (including through other distributors), selling the Products to third parties in the Territory, through the Channels in the Field. Distributor shall not have any right to, and shall not, promote, market, import, offer for sale, sell and/or distribute or use the Product supplied by Supplier outside of the Channels, outside of the Field or outside of the Territory or for any use outside of the Permitted Use.

2.2 Limitation on Rights. The Distribution Rights are limited to, and may be exercised by Distributor and/or its Subdistributor, solely for the purpose of promoting, marketing, importing, offering for sale, selling and/or distributing the Products for the Permitted Use, through the Channels, in the Field, in the Territory. Distributor shall have no right to distribute or sell Products outside the Channels. Distributor and any Subdistributor shall not have any right to and shall not promote, import, export, market, offer for sale, sell or distribute any Products outside of the Channels or outside of the Territory or for any use other than the Permitted Use. Distributor shall be liable to Supplier for acts or omissions of any Subdistributor not in conformity with the terms of this Agreement or any agreement between Distributor and any Subdistributor.

3. Purchase Orders and Delivery.

3.1 Forecast. On the first day of each quarter, Distributor shall provide Supplier with a written non-binding rolling forecast, by month and by Product, of the quantities of Products Distributor expects Supplier to ship to Distributor for each month covered by the forecast. The forecast may be used to procure long lead time items which must be defined in advance. Distributor is not liable for materials purchased without a valid Distributor purchase order unless agreed to in advance.

3.2 Terms and Conditions. Purchase Orders by Distributor shall be subject to acceptance by Supplier at Boulder, Colorado, or such other place(s) as may be designated by Supplier. Except as modified by this Agreement, all Purchase Orders shall be accepted subject to (a) a minimum purchase quantities specified in Attachment A,

3.3 Purchase Orders. Distributor shall submit to Supplier firm purchase orders for Products in writing (each, a “Purchase Order”) at least thirty (30) calendar days before the delivery date requested by Distributor. Supplier will not be obligated to accept orders in quantities materially in excess of Distributor’s forecast provided to Supplier pursuant to Section 3.1 above.

3.3.1 Each Purchase Order shall specify (i) Distributor’s order number; the quantity ordered per Product (the “Order Line Item”), (iii) the applicable purchase price per Order Line Item or a clear reference to the applicable price under this Agreement, and (iv) requested delivery date, which shall be at least thirty (30) days after the date the Supplier receives the Purchase Order.

3.3.2 Each Purchase Order shall be subject to acceptance by Supplier. Upon receipt of any Purchase Order from Distributor, Supplier shall promptly notify Distributor in writing of its acceptance or rejection of the Purchase Order and, if rejected, of the reasons for its rejection. Supplier shall use its best efforts to accept and fill all Purchase Orders from Distributor.

3.3.3 Any Purchase Order submitted by Distributor and accepted by Supplier in writing shall be binding upon the Parties and may not be modified, rescinded or cancelled by either Party without the prior written consent of the other Party.

3.4 Shipment. Subject to the terms and conditions of this Agreement, Supplier shall use commercially reasonable efforts to fill (by full or partial shipment) Distributor’s orders with a 95% on-time delivery for Products for the Territory. Distributor shall use its best efforts to purchase from Supplier at least the number of units that equals a full truck load. Shipping terms are F.O.B. from Supplier’s manufacturing facility located at Industria Vidriera 81 Zapopan Industrial Norte, Zapopan, Jalisco, 45135, Mexico. Distributor will pay the cost of shipping.

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3.5 Packaging and Labeling. Supplier shall be responsible for all packaging and labeling of Products purchased under the Agreement. Distributor shall not modify, alter, remove, or add to, or authorize Subdistributor or other third party to modify, alter, remove or add to, any labeling of any Product without the prior written consent of Supplier. Supplier shall have the right to modify the Product packaging and labeling at any time, including, without limitation, to address modifications required by the relevant Government Authority issuing the Market Authorization with 90 days written notification to the Distributor.

3.6 Residual Shelf Life. The Product supplied to the Distributor shall have a residual Shelf Life at the time of dispatch of 90% of the maximum shelf life for the Product as defined in Attachment A.

3.7 Storage, Handling. Distributor will abide by applicable industry standards with respect to shipping, storage and handling of the Product.

4. Pricing and Payment.

4.1 Labeling Fee. If Distributor requests any changes to labeling or packaging of a Product, Supplier may charge additional fees to cover any such costs and expenses, not to exceed $[________________] for each requested change.

4.2 Purchase Price. The current purchase price for each Product (“Purchase Price”) is set forth on Attachment A.

4.3 Purchase Price Changes. [___________________], Purchase Prices for such Product shall be subject to [________________________] adjustment upon written notice by Supplier [______________________]. The Purchase Price to be paid to Supplier by Distributor for the Products shall be as set forth on Attachment A of the respective Product [_________________________]. Supplier shall submit to Distributor revised pricing [___________________________].

4.4 Invoicing. Supplier shall invoice Distributor for Products on the date Supplier ships Products. Supplier shall invoice Distributor directly for all shipments by Supplier to any Subdistributor made at Distributor’s request. Supplier’s invoices are due and payable in U.S. Dollars within [_______________] after the date of Supplier’s invoice, without deduction, suspension or set-off for any reason whatsoever. Distributor shall notify Supplier in writing of any dispute with any amount owed in connection with a Purchase Order (along with substantiating documentation and a reasonably detailed description of the dispute) within [_____________________] from the receipt of Products by Distributor. The Parties shall seek to resolve any such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, Distributor and Supplier shall continue performing their obligations under this Agreement during any such dispute, including Distributor’s obligation to pay all due and undisputed invoice amounts in accordance with the terms of this Agreement.

4.5 Any undisputed balance remaining unpaid after the due date may be subject to a service charge of [_____]% per month until paid, but in no event shall such charge exceed the rate permitted by applicable law. Distributor’s failure to make payments within [________________] of the date of invoice shall be deemed a material breach and default of this Agreement. If legal action or collection proceedings are necessary to enforce Distributor’s payment obligations, Distributor shall be liable for Supplier’s reasonable and necessary costs relating to invoice collection, including, all court costs, filing fees and attorney’s fees.

5. Marketing and Sales.

5.1 Marketing. Distributor agrees to use all commercially reasonable efforts to successfully promote and sell Products for the Permitted Use in the Field in the Territory in accordance with the Marketing Authorizations on a continuing basis. During the Term, Distributor agrees not to promote, market, distribute or sell any other hypochlorous acid-based products in the Channels in the Field.

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5.2 Compliance with Laws. Distributor agrees to ascertain and materially comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the use, marketing, offer for sale, sale, distribution and promotion of the Products, including, without limitation, those applicable to exportation, importation, product claims, labeling, approvals, registrations and notifications.

5.3 Compliance with Label Claims, Etc. Distributor agrees to market the Products consistent with all applicable Label Claims. Distributor shall not, and shall cause its Affiliates not, to make any representations or warranties relating to the Products except for those approved by Supplier or on the label. Distributor agrees not to make, and agrees to cause its Subdistributors not to make, any representation or warranty, whether oral or in writing, regarding the Products that is not consistent with the Label Claims authorized for the Product in the Field in the Territory. Distributor will receive approval from the supplier of all claims and language used to describe the Product.

5.4 Marketing Materials. Distributor shall supply all sales and marketing material in the Territory at its sole expense and shall obtain Supplier’s approval before using any such material that adjusts previously approved language. Supplier shall not unreasonably withhold or delay this approval. Any sales and marketing materials not objected to in writing by Suppler within thirty (30) days, or such longer period as Supplier may reasonably request, after receipt by Supplier for review shall be deemed approved by Supplier; provided, however, that use of Supplier’s name on Distributor’s website or social media pages shall remain subject to Supplier’s approval. Should Supplier determine, in its own discretion, that the use of Supplier’s name by Distributor is misleading or harmful to Supplier’s brand reputation, Distributor shall take necessary steps to remove or modify such references to Supplier’s name to Supplier’s satisfaction. Supplier shall supply Distributor, as reasonably requested from time to time, with information required in order to prepare sales and marketing materials. Supplier will support the Distributor with a reasonable quantity of samples, brochures or additional marketing and/or promotional materials.

5.5 Government Contracts. Distributor shall not resell Products to any Governmental Authority or its respective agencies without express written approval from Supplier. Unless otherwise separately agreed to in writing between Supplier and Distributor, no provisions required in any US government contract or subcontract related thereto shall be a part of this Agreement, imposed on or binding on Supplier, and this Agreement is not deemed an acceptance of any government provisions that may be included or referenced in Distributor’s request for quotation, Purchase Order, or any other document.

6. Intellectual Property.

6.1 No Rights to Intellectual Property. Unless otherwise expressly set forth in this Section, this Agreement shall not be interpreted or construed to transfer, assign, license or grant to a Party or any third party any right to or under any patent, trade secret, trademark, trade name or other intellectual property right of the other Party. Supplier’s labelling of the Products(s) under Distributor’s trademarks will not be construed as granting any right in such trademarks to Supplier.

6.2 Identification of Supplier Rights. Distributor shall not alter, remove, deface or obscure any notice of any Proprietary Right on any Product and shall not add to any Product any other trade name, trademark or notice of any other person or entity without the prior written consent of Supplier. Distributor shall not rebottle or repackage any Product.

6.3 No Use of Supplier Trade Names and Trademarks. Neither Distributor nor any Distributor Affiliate or Subdistributor shall, either during the Term nor after expiration, termination or dissolution of this Agreement, use a company name (whether in its charter documents or otherwise) that includes the element “Oculus” , “Sonoma” and / or Microcyn® (technology) or any other Trademark or Trade Name (collectively, “Supplier Marks”) that is similar to or could be confused with any Supplier Mark. Neither Distributor nor any Subdistributor is authorized to license or permit any third party to use a name or trademark which includes a Supplier Mark or any word or words that is similar to, could be confused with, or is disparaging of any Supplier Mark. Distributor may use the name Microcyn® technology in marketing materials.

6.4 Protection of Proprietary Rights. Distributor shall comply with all directives issued by Supplier respecting the use or protection of Supplier’s Proprietary Rights and shall not use or suffer the use of any of the same in any manner which contravenes Supplier’s directives or which otherwise may, in Supplier’s opinion, tend to lessen the value thereof, or impair the goodwill or reputation of Supplier, of any Supplier Affiliate, and/or of its respective products and/or services. Distributor shall further refrain from reverse engineering or otherwise attempting to discern the trade secret information of the Product, nor will Distributor permit any third party to do any of the foregoing.

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6.5 Notice of Infringement. Distributor shall immediately notify Supplier of any infringement, misuse, misappropriation, tort, unfair competition, passing off or violation relating to any Supplier Proprietary Right that comes to Distributor’s attention. In the event of any such infringement, misuse, misappropriation, tort, unfair competition, passing off or violation relating to the activities of Distributor, any Subdistributor or any third party acquiring any Product directly or indirectly from Distributor or any Subdistributor, Distributor shall take all steps reasonably requested by Supplier to terminate any such infringement, misuse, misappropriation, tort, unfair competition, passing off or violation.

6.6 Proceedings. Supplier shall have exclusive control over the commencement, prosecution and settlement of any legal proceeding with respect to any infringement, misuse, misappropriation, tort, unfair competition, passing off or violation relating to any Supplier patent, trade secret, trademark, trade name or other Supplier Proprietary Rights. In connection with any such legal proceeding, Distributor shall provide such assistance related to such proceeding as Supplier may reasonably request; provided that Supplier shall reimburse the expenses reasonably incurred by Distributor in providing such assistance in accordance with Supplier’s request for the same. Distributor shall not have any right to commence, prosecute or settle any legal proceeding with respect to any infringement, misuse, misappropriation, act of tort, unfair competition, passing off or violation relating to any Supplier Proprietary Rights.

7. Non-Conformities and Recall.

7.1 Non-Conformities. Upon delivery of the Products, Distributor shall inspect the Products and shall notify the Supplier promptly, and no later than fifteen (15) Business Days after the delivery date, by email or written communication delivered as provided herein, of any shortages or non-conformity of the delivered Products apparent from a visual inspection. Distributor shall include supporting evidence and documents reasonably acceptable to Supplier to support any such shortages or nonconformities. With respect to shortages or nonconformity discoverable by way of visual inspection, the Product shall be deemed to have been delivered in good saleable condition after expiry of said fifteen (15) Business Day period after the delivery date to Distributor.

Upon request of Supplier, Distributor shall make available to Supplier samples of the Products which Distributor believes to be defective. In case of non-conformity to the Marketing Authorization(s) of any quantity of the Product delivered pursuant hereto, Supplier shall replace, at its expense, the quantities concerned within twenty (20) Business Days from receipt of the relevant notice and supporting documentation from Distributor.

7.2 Traceability and Complaints.

7.2.1 During the Term, and for a period of 5 (five) years after the end of the Term, Distributor shall keep and maintain records of all sales and other distributions of Products made by Distributor or its Subdistributors consistent with industry standards sufficient to effectively, efficiently and economically implement any Recall or investigation of any Product, but at a minimum containing information about:

(i)	Product description;

(ii)	Customer identification (name and location); and

(iii)	Shipping date.

All complaints received by Distributor shall be communicated to Supplier within two (2) Business Days. All traceability information accompanied by the complaint shall be made available to Supplier.

7.2.2 Upon Supplier’s request, Distributor shall make such records available to Supplier and otherwise cooperate as reasonably required to effectively, efficiently and economically implement any Recall or investigation.

7.3 Recalls. The Parties shall cooperate fully with one another in any of the following events involving a recall of Product resulting in a market withdrawal covered by this Agreement, including any correction, post-sale warning or mailing of information (a “Recall”):

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7.3.1 A Recall is requested or ordered by Government Authority issued due to the Products not meeting the Label Claims or manufacturing related issues or Supplier requests a Recall for Product quality or manufacturing related issues;

7.3.2 A Recall is requested or ordered by a Government Authority issued due to off-Label promotion, illegal marketing or misrepresentation of Product quality by Distributor or its Subdistributors, provided the misrepresentation is not due to Supplier quality issue; and

7.3.3 Any Recall other than those specified in Sections 7.3.1 and 7.3.2 above.

Each Party shall inform the other Party in writing on a reasonably timely basis in light of the events concerning any Product related issues that have the potential to result in a Recall in the Territory or elsewhere if impacting this Agreement. Supplier and Distributor and its Subdistributors shall further cooperate with one another using reasonable efforts and acting in good faith in conducting a Recall. The Parties will provide reasonable assistance to each other to investigate the root cause(s) related to a Recall subject to this Agreement.

The out-of-pocket costs and expenses incurred in connection with a Recall shall be borne by Supplier except [________________________].

8. Confidentiality.

8.1 Confidential Information. All information disclosed or exchanged by the Parties under this Agreement, including all intellectual property related to the Products, shall constitute confidential information of the disclosing Party (the “Confidential Information”). Each Party agrees (i) to hold the other Party’s Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions each Party employs with respect to its confidential materials, but in no case less than reasonable care), (ii) not to disclose such Confidential Information other than to its employees and agents who need to know such information and who are informed of the confidential nature of such information and bound by confidentiality and non-use obligations regarding such information, (iii) not to divulge any such Confidential Information or any information derived therefrom to any third person; provided, however, that if disclosure is required by a competent Government Authority, prior to such disclosure, the receiving Party shall give prompt written to the disclosing Party sufficient to allow the disclosing Party the opportunity to pursue its legal and equitable remedies regarding such potential disclosure, and the receiving Party shall (A) assert the confidential nature of the Confidential Information to the Government Authority; (B) seek an appropriate protective order and/or narrow the scope of such order to only that portion of the Confidential Information which is required by law to be disclosed; (C) use its reasonable best efforts to obtain confidential treatment for any Confidential Information that is so disclosed; and (D) cooperate fully with the disclosing Party in protecting such disclosure; and (iv) not to remove or export from the United States and/or the Territory or re-export any such Confidential Information or any direct product thereof (e.g., Products by whomever made) unless expressly consented to in writing by the other Party and except in compliance with all licenses and approvals required under applicable local and foreign export laws and regulations. Any employee given access to any such Confidential Information must have a legitimate “need to know” and shall be similarly bound in writing. Without granting any right or license, the Parties agree that the foregoing sub-sections (i), (ii), (iii) and (iv) shall not apply with respect to information the other Party can document (W) is in or (through no improper action or inaction by the other Party, agent or employee enters) the public domain, or (X) was rightfully in its possession or known by it prior to receipt from the disclosing Party, or (Y) was rightfully disclosed to it by another person without a duty of confidentiality owed to the other Party, or (Z) was independently developed by it, by persons without access to such information and without use of any information of the other Party. Each Party must promptly notify the other Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence including contemporaneous written records. The Parties’ obligations under this Section 8 shall terminate five (5) years after the termination or expiration of this Agreement. Distributor shall use the Confidential Information solely to promote, distribute, and sell the Product through the Channels for the Permitted Use in the Field in the Territory.

8.2 Return of Confidential Information. Immediately upon termination of this Agreement, at the written request of Supplier, Distributor will turn over, or shall cause to have turned over, to Supplier all Confidential Information received from the other Party and all documents or media containing any such Confidential Information, and any and all copies or extracts thereof; subject to retention of one copy solely for legal purposes (including to prove what was received, other evidentiary purposes and to demonstrate compliance with this Agreement) and without being required to destroy back-up or archived electronic information or media provided it will be accessed only for appropriate back-up/restoration purposes and not be for use or review of the Confidential Information.

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8.3 Remedies; Equitable Relief. The Parties acknowledge and agree that due to the unique nature of their Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the non-breaching Party or third parties to unfairly compete with the non-breaching Party resulting in irreparable harm to the non-breaching Party, and therefore, that upon any such breach or any threat thereof, the non-breaching Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the breaching Party from any damages and expenses (including reasonable and documented attorney’s fees), in connection with any breach or enforcement of each Party’s obligations hereunder or the unauthorized use or release of any such Confidential Information. Each Party will notify the other in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 8 will constitute a material breach of this Agreement.

9. Representations, Warranties, Indemnification and Insurance.

9.1 Supplier’s Representations. Supplier hereby represents and warrants the following:

9.1.1 It is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

9.1.2 It has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

9.1.3 It has taken all necessary action to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of it and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms;

9.1.4 It is in compliance with all necessary licenses, permits and approvals required to validly execute, deliver and perform its obligations under the Agreement and is not subject to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

9.1.5 To the best of its knowledge, there are no investigations, adverse third party allegations, claims or actions against it, including any proceedings or any pending or threatened action against it by or before any Government Authority, relating to the Product;

9.1.6 The execution and delivery of this Agreement will not (i) violate Supplier’s charter documents or other organizational document, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which it is a party or by which it is bound, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to it; and

9.1.7 Supplier represents and warrants that all Product will be manufactured in accordance with good manufacturing practices and when supplied will comply with the Label Claims. Supplier further represents and warrants that it currently possesses the required skills, experiences, knowledge personnel and facilities in respect of FDA medical device (510(k)) clearance, registration and general manufacturing of the Product. Supplier further represents good unencumbered title to the Products will be transferred to Distributor, and the Product will be appropriately labeled, non-infringing, comply with applicable laws and regulations, and be safe for the Permitted Use.

9.2 Distributor’s Representations. Distributor hereby represents and warrants the following:

9.2.1 It is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

9.2.2 Its legal representative is empowered with the necessary sufficient authority to bind the Distributor under the terms hereof;

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9.2.3 Distributor has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of Distributor and constitutes a legal, valid, binding obligation, enforceable against Distributor in accordance with its terms;

9.2.4 Distributor is in compliance with all necessary licenses, permits and approvals required to validly execute, deliver and perform its obligations under the Agreement and is not subject to any legal, contractual or other restrictions, limitations or conditions that conflict with its rights and obligations under this Agreement or that might affect adversely its ability to perform under this Agreement;

9.2.5 To the best of its knowledge, there are no investigations, adverse third party allegations, claims or actions against it, including any proceedings or any pending or threatened action against it by any Governmental Authority that may limit or in any manner affect the compliance by Distributor of the obligations undertaken hereunder;

9.2.6 The execution and delivery of this Agreement will not (i) violate the charter documents or other organizational documents of Distributor, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Distributor is a party or by which it is bound, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to Distributor;

9.2.7 As of the Effective Date, there are no claims pending or, to Distributor’s knowledge, threatened against Distributor or any of its Affiliates or Subdistributors by any third party, which might affect adversely its ability to perform under this Agreement. Distributor represents that it has not been notified of, nor does have knowledge of, any circumstances or set of circumstances that would put Distributor in any such situation; and

9.2.8 Distributor represents and warrants that the Product will be used, promoted, marketed, imported, offered for sale, sold and/or distributed in accordance with good practices and in material compliance with applicable law and Marketing Authorizations.

9.3 Mutual Representations.

9.3.1 The Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which prohibits the promise, payment or giving of anything of value, either directly or indirectly, to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this Section, “government official” means:

(i)	any official, officer, representative, or employee of any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or

(ii)	any official of a public international organization or political party or candidate for political office.

The Parties shall furthermore ensure that their Affiliates that have rights or obligations under this Agreement understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised with regard to activities performed under this Agreement.

9.3.2 The Parties, their Affiliates and their shareholders are not engaged in or in any manner whatsoever related to illegal or illicit acts or activities and the financial resources used for the compliance of the obligations undertaken hereunder derive from legal activities and sources. The Parties further represent that they are in full compliance with all applicable laws, rules and regulations that are applicable to their activities.

9.4 Supplier Indemnification. Supplier hereby agrees to defend, hold harmless and indemnify Distributor and its agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney’s fees, costs and disbursements) resulting from suits, claims, actions and demands, in each case brought by a third party arising out of: (a) any breach of Supplier’s obligations under this Agreement, including any breach of any of Supplier’s representations and warranties under Section 9.1 or 9.3, (b) any bodily harm or death caused by defects in materials or workmanship of Products, or on-label use of the Product, or (c) infringement, misuse, misappropriation, tort, unfair competition, passing off or violation by Supplier’s Products or Supplier Marks of any patent, trade secret, trademark, trade name or other intellectual property right of any third party.

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9.5 Distributor Indemnification. Distributor hereby agrees to defend, hold harmless and indemnify Supplier, its Affiliates, and their respective agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of actions, suits proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney’s fees, costs, and disbursements), resulting from suits, claims, actions and demands, in each case brought by a third-party arising out of: (a) any breach of Distributor’s obligations under this Agreement, (b) a breach of any of Distributor’s representations and warranties under Section 9.2 or 9.3, (c) Product claims, representations or warranties, whether written or oral, made or alleged to be made by Distributor, Distributor’s Subdistributor or any of their respective agents of in advertising, publicity, promotion or sale of any Product where such product claims, representations or warranties were not provided by or approved by Supplier or are inconsistent with the Label Claims, (d) any infringement, misuse, misappropriation or violation of any intellectual property right of any third party by any trademark or trade name of Distributor or any of its Subdistributors or agents, (e) off-label promotion, marketing sale or distribution of the Products and any bodily harm or death caused by the off-label promotion, marketing, sale or distribution of the Product by Distributor, or (f) negligent handling by Distributor or any its Subdistributors or their respective agents.

9.6 Insurance. Each Party will maintain with a financially sound and reputable insurer throughout the Term of this Agreement comprehensive general liability insurance, including, without limitation, product liability insurance, with liability limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate and each Party will be listed as additional insureds on the other Party’s policies.

9.7 Warranties Disclaimer; Non-Reliance. EXCEPT FOR THE LIMITED EXPRESS WARRANTIES DESCRIBED IN SECTION 9.1 AND 9.3 (A) NEITHER SUPPLIER NOR ANY PERSON ON SUPPLIER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; OR (ii) FITNESS FOR A PARTICULAR PURPOSE; OR (iii) TITLE; OR (iv) NON-INFRINGEMENT WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SUPPLIER, OR ANY OTHER PERSON ON SUPPLIER’S BEHALF, EXCEPT AS SPECIFICALLY DESCRIBED IN SECTION 9.1 AND 9.3 OF THIS AGREEMENT.

10. Term and Termination.

10.1 Term. The initial term of this Agreement shall be two (2) years from receipt of first Product by Distributor and shall be automatically renewed for three (3) successive one-year terms without the need of any notice or modification, unless terminated by either Party as provided in this Section 10. Following the fifth anniversary of the Effective Date, the Agreement may be renewed only by mutual written agreement of the Parties.

10.2 Termination by Either Party. Either Party may terminate this Agreement:

10.2.1   Upon [__________] days’ written notice of material breach to the breaching party, which, if such breach is capable of cure, such breach is not cured in such thirty (30) day period; provided, however, that breach by Distributor of the provisions of Section 2 (Distribution Rights), Section 6 (Intellectual Property), or Section 8 (Confidentiality) shall not be capable of cure;

10.2.2   Immediately if the other party ceases to do business, or otherwise terminates its business operations;

10.2.3   Immediately if the other shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition, or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within [__________] days); or

10.2.4   For any reason by giving [__________] days written notice to the other Party.

10.2.5   In the event that the agreement is discontinued or terminated in accordance with the terms of this Agreement, Supplier has the discretion to purchase back any inventory or allow distributor to continue to sell existing inventory for a period of 120 days.

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10.3 Termination by Supplier. Supplier may terminate this Agreement:

10.3.1   Upon [__________] days’ written notice to Distributor if the Distributor shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization, or approval is revoked or suspended and not reinstated within [__________] days or, in the sole determination of Supplier, Distributor is not making diligent efforts to effect such reinstatement.

10.4 No Liability. Neither Party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such Party that complies with the terms of the Agreement whether or not such Party is aware of any such damage, loss or expense.

10.5 Survival. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: Sections 1, 3.5, 6.6, 7.2, 8, 9.4, 9.5, 10.4, 10.5 and 11.

11. Miscellaneous.

11.1 Liability. Nothing in this Agreement shall be effective to limit or restrict any liability of any Party in respect of (i) death, personal injury, loss or claim resulting from fraud, gross negligence or willful misconduct as otherwise prohibited by law; or (ii) any fraudulent or negligent misrepresentation.

Subject to clauses (i) and (ii) above, the Parties will not be liable to the other for any punitive, incidental, special, indirect or consequential damages, including loss of profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

The Parties acknowledge that monetary damages may be inadequate for a breach of this Agreement by any Party. Accordingly, the Parties agree that any other Party may seek the granting of injunctive relief as one of the remedies available to it in respect of any breach by any Party.

11.2 Entire Agreement. This Agreement, together with its Attachments, which by this reference are incorporated herein, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be modified or supplemented except by a written instrument signed by the Parties. Furthermore, it is the intention of the Parties that this Agreement shall be controlling over additional or different terms of any Purchase Order or similar Distributor document, even if accepted in writing by the Parties, and waivers and amendments shall be effective only if made by negotiated waiver agreements referencing this Agreement and clearly understood by the Parties to be an amendment or waiver. Notwithstanding the foregoing, it is acknowledged and agreed that Supplier is signing Distributor’s quality agreement, Supplier agrees to the terms such quality agreement, and the terms of the quality agreement prevail over conflicting terms in this Agreement.

11.3 Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

11.4 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5 Use of Party’s Name. Except as provided in this Agreement, or right, express or implied, is granted by this Agreement to either Party to use in any manner the name or trademark of the other.

11.6 Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party (and any attempt to do so will be void), which consent shall not be unreasonably withheld, condition or delayed. Any attempted or purported assignment or transfer of rights infringe the provisions of this Section and shall be null and void.

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11.7 Notices. All notices, consents, or approvals required by this Agreement shall be in writing sent by certified or registered mail, postage prepaid, or through a reputable expedited courier service, to the Parties at the addresses set forth in the preamble of this Agreement or such other addresses as may be designated in writing by the respective Parties. Notice shall be deemed effective on the date of confirmed receipt shown on the return receipt or on the third day following delivery to a reputable courier.

11.8 Relationship of the Parties. All Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Supplier and Distributor as partners, agents or joint venturers with respect to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

11.9 Waiver. The waiver by either Party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any subsequent breach of such provisions or the waiver of the provision itself.

11.10     Dispute Resolution and Applicable Law. Any dispute regarding this Agreement shall be governed by and construed in accordance with the law of the State of Colorado, without regard to conflict of law principles. Each of the Parties hereby consents to the exclusive jurisdiction of the federal and state courts in Boulder County, Colorado, U.S.A. over any and all disputes arising hereunder. Further each of the Parties hereby expressly and irrevocably waives any claims or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non-conveniens or any similar basis.

11.11     Captions. Section captions are for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

11.12     Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other than obligations regarding payment, confidentiality and Distribution Rights) caused by any event reasonably beyond the control of such Party including, but not limited to, wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

11.13     Counterparts. This Agreement may be executed in two or more counterparts, in original all of which shall be considered one and the same agreement, and all of which shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

11.14     Non-Solicitation of Personnel. Neither Party will, without the prior written consent of the other Party, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any key or material employee, consultant, contractor or personnel of the other Party to terminate, alter or lessen his or her affiliation with the other Party at any time during the Term of this Agreement and for a period of [__________] after this Agreement has expired or been terminated. Notwithstanding the foregoing, nothing contained in this provision will prevent either Party from soliciting or hiring an employee, consultant, contractor or other personnel of the other Party if (1) such employee, consultant, contractor or personnel responds to a job posting, announcement or advertisement that is made available to the general public; (2) through the use of search firms (in each case not specifically directed at, or targeted to, the other Party or any of the other Party’s key or material employees, consultants, contractors or personnel); and/or (3) such Party responds to an inquiry for employment or other relationship initiated by such key or material employee, consultant, contractor or personnel of the other Party.

Distributor		Supplier
Wellspring Pharmaceutical Corporation		Sonoma Pharmaceuticals, Inc.

By:	/s/ Casey G. Davis	By:	/s/ Amy Trombly
Name:	Casey G. Davis	Name:	Amy Trombly
Title:	VP Supply Chain	Title:	Chief Executive Officer
Date:	January 29, 2025	Date:	January 24, 2025

Attachments

Attachment A – Products and Pricing

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